Exhibit 23.2

Consent of Independent Certified Public Accounting Firm

HostGator.com, LLC

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 21, 2013, relating to the consolidated financial statements of HostGator.com LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

September 9, 2013